Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: November 19, 2003

CONTACT:	Kevin M. Tomlinson	Patrick W. Hurley
	Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS FIRST QUARTER UNAUDITED RESULTS

Denver, Colorado - November 19, 2003 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced its results of operations for the first fiscal quarter of the 2004 fiscal year. The Company reported a loss of $161,000 for the fiscal quarter ended September 30, 2003, or ($0.07) per share, as compared with a loss of $173,000, or ($0.06) per share, in the first quarter of the previous fiscal year.

Net sales increased approximately 14%, or $531,000, to $4,312,000 in the fiscal quarter ended September 30, 2003 from $3,781,000 in the prior year’s comparable period. Gross profit increased approximately 11%, or $162,000, to $1,640,000 from $1,478,000, while selling, general and administrative expenses increased approximately 9%, or $155,000, from $1,790,000 in the comparable prior fiscal year period to $1,945,000 in the first fiscal quarter. The net loss of $161,000 reflected a difference of approximately $12,000, or 7%, from the prior fiscal year’s first quarter loss of $173,000.

Commenting on the results of operations, Kevin M. Tomlinson, Chief Executive Officer, stated, “Our first quarter is historically the weakest quarter in our fiscal year. Of our fiscal quarters, historically, our sales are comparatively least in the first quarter, and we also generally incur significant selling, general and administrative expenses during the first quarter for sales catalogs and other items. When comparing this September fiscal quarter with the same period last year, a significant portion of our increase in selling, general and administrative expenses relates to greater sales commissions and royalties paid on our increased sales of Ben Hogan® apparel.”

“While we are disappointed that we were unable to generate operating income in the first quarter, we are certainly pleased with the continued positive trend in sales of our Ben Hogan® apparel collections,” continued Mr. Tomlinson. “We are also encouraged that our Company’s bookings for the upcoming spring season are greater than bookings were for the spring season at this time last year. The increase in our bookings and other economic inclinations suggest that the outlook for the golf market in general is beginning to show improvement.”

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Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States. Sport-Haley is currently designing and developing lines of good quality men’s and women’s golf apparel under the Top-Flite® label that will be marketed primarily in the lower-price markets, through a network of independent sales representatives and distributors, to golf professional shops and specialty retail stores throughout the United States and internationally. Sport-Haley anticipates introducing the initial lines of Top-Flite® near or shortly after the end of its fiscal year ending June 30, 2004.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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SPORT-HALEY, INC.

Unaudited Financial Information

	Three Months Ended September 30,
	2003	2002

Statements of Income Data:

Net sales	$4,312,000	$3,781,000

Loss from operations	(305,000)	(312,000)

Net loss	(161,000)	(173,000)

Basic earnings (loss) per common share	$(0.07)	$(0.06)

Basic average weighted shares outstanding	2,445,000	2,731,000

	September 30,
	2003	2002
Balance Sheets Data:

Working capital	$18,868,000	$20,643,000

Current assets	20,233,000	21,698,000

Total assets	21,662,000	22,654,000

Current liabilities	1,365,000	1,055,000

Long-term liabilities	—	—

Stockholders’ equity	20,297,000	21,599,000

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